Exhibit 99.1

TPG Pace Holdings Corp. Receives Notice of Noncompliance from the New York Stock Exchange

Fort Worth, TX, October 9, 2018 – TPG Pace Holdings Corp, (NYSE: TPGH) (the “Company”) received written notice on

October 3, 2018 from The New York Stock Exchange (“NYSE” or the “Exchange”) that a NYSE Regulation review of the current distribution of the ordinary shares of the Company shows that it has fewer than 300 public holders and is non-compliant with Section 802.01B of the NYSE Listed Company Manual (the "Manual"), which requires the Company to maintain a minimum of 300 public stockholders on a continuous basis.

In accordance with the procedures set forth in Sections 801 and 802 of the Manual, the Company has been provided a period of 45 days to respond with a business plan that demonstrates how the Company expects to return to compliance with the minimum public stockholders’ requirement within 18 months.

The Company expects to submit a business plan to the NYSE by November 17, 2018 advising how it plans to regain compliance with the minimum public stockholders’ requirement within the allotted time.  If the Company is not in compliance with the continued listing standards, the Company will be subject to suspension and delisting procedures.

The Company’s ordinary shares will continue to be listed and traded on the NYSE during the cure period, subject to the Company’s compliance with the Exchange’s other applicable continued listing standards.  The notice does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements.

About TPG Pace Holdings Corp.

TPG Pace Holdings Corp. (NYSE: TPGH) is a special purpose acquisition company formed for the purpose of entering into a merger, stock purchase or similar business combination with one or more businesses. The company’s strategy is to identify and acquire businesses that are better suited to generate strong returns in a public market environment while benefitting from the broader operational knowledge, resources and private equity heritage of TPG.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Luke Barrett

(415) 743-1550

media@tpg.com

Investor Contact:

TPG Pace Holdings Corp.

(212) 405-8458

pace@tpg.com